Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com.

Otelco Reports First Quarter 2011 Results

ONEONTA, Alabama (May 4, 2011) – Otelco Inc. (NASDAQ: OTT) (TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia, today announced results for its first quarter ended March 31, 2011.  Key highlights for Otelco include:

●	Total revenues of $25.4 million for first quarter 2011.
●	Operating income of $5.3 million for first quarter 2011.
●	Adjusted EBITDA (as defined below) of $11.4 million for first quarter 2011.

“After record breaking performance in 2010, we had a challenging start for 2011,” said Mike Weaver, President and Chief Executive Officer of Otelco. “While the expansion of our sales and marketing department is now complete, the process of hiring and training new staff was more time consuming than anticipated.  In addition, the planned expansion of our CLEC services in Massachusetts and New Hampshire was delayed but is now in progress.  As a result of these delays and the increased costs associated with the expanded sales staff, first quarter results were below our expectations.

“Our cash position remains strong,” continued Weaver.  “We increased our cash for the quarter by $0.2 million while at the same time making significant capital investments of $2.8 million in our business infrastructure in all of our service territories. This investment included a new soft switch in Alabama and the initial investments in Massachusetts for our CLEC expansion. In May, we intend to make another voluntary repayment of senior debt of $0.4 million representing a reduction of $11.5 million in the past two years.

“We remain committed to continuing the expansion of our CLEC services in New England, including our planned acquisition of Shoreham Telephone Company in Vermont,” added Weaver.  “In addition to the increase of approximately 5,000 access line equivalents, this acquisition will anchor our CLEC expansion into the fourth New England state. Our investment in the existing sales organization anticipated this addition.

“The recent outbreak of tornadoes in Alabama inflicted some damage to our outside plant facilities but we do not anticipate any significant long-term effects on our operations,” noted Weaver.  “Restoration efforts were underway immediately after the storm subsided. We supplemented our Alabama work force with crews from our Missouri and Maine operations, as well as outside contractors, and were able to restore service to most of our customers within a week.  The costs for the restoration should generally be covered by our insurance.

“The strength of our commitment to building value for and returning cash to our shareholders is unwavering, as evidenced by our twenty-fifth consecutive IDS dividend,” Weaver concluded.

Distribution to Income Deposit Security Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting.  For this quarter, the Board is meeting on May 12, 2011.  The scheduled interest and any dividend declared will be paid on June 30, 2011, to holders of record as of the close of business on June 15, 2011.  The interest payment will cover the period from March 30, 2011 through June 29, 2011.  Currently, it is anticipated that the

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Otelco Reports First Quarter 2011 Results

May 4, 2011

Company’s dividends in 2011 will continue to be treated as a return of capital for tax purposes.  The Company has made twenty-five successive quarterly distributions of dividends and interest since its IDS units were originally offered to the public in December 2004.

First Quarter 2011 Financial Summary
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,		Change
	2010	2011	Amount	Percent
Revenues	$25,794	$25,392	$(402)	(1.6	) %
Operating income	$5,869	$5,321	$(548)	(9.3	) %
Interest expense	$(5,989)	$(6,170)	$181	3.0%
Net income (loss) available to stockholders	$(386)	$5	$391	*
Basic net income (loss) per share	$(0.03)	$-	$0.03	*
Diluted net income (loss) per share	$(0.03)	$-	$0.03	*

Adjusted EBITDA(a)	$12,331	$11,413	$(918)	(7.4	) %
Capital expenditures	$1,753	$2,843	$1,090	62.2%

* Not a meaningful calculation

Reconciliation of Adjusted EBITDA to Net Income (Loss)
	Three Months ended March 31,
	2010	2011
Net income (loss)	$(386)	$5
Add: Depreciation	3,573	3,523
Interest expense - net of premium	5,651	5,828
Interest expense - amortize loan cost	338	342
Income tax expense (benefit)	(262)	1
Change in fair value of derivatives	886	(506)
Loan fees	19	19
Amortization - intangibles	2,512	2,201
Adjusted EBITDA	$12,331	$11,413

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports First Quarter 2011 Results

May 4, 2011

Otelco Inc. - Key Operating Statistics

				Quarterly
				% Change
	December 31,		Mar. 31,	from
	2009	2010	2011	Dec. 31, 2010
Otelco access line equivalents(1)	100,356	99,639	99,271	(0.4)%

RLEC and other services:
Voice access lines	48,215	45,461	44,770	(1.5)%
Data access lines	20,066	20,852	21,158	1.5%
Access line equivalents(1)	68,281	66,313	65,928	(0.6)%
Cable television customers	4,195	4,227	4,029	(4.7)%
Satellite television customers
Additional internet customers	9,116	6,975	6,435	(7.7)%
RLEC dial-up	786	393	341	(13.2)%
Other dial-up	6,439	4,300	3,786	(12.0)%
Other data lines	1,891	2,282	2,308	1.1%

CLEC:
Voice access lines	28,647	29,944	30,084	0.5%
Data access lines	3,428	3,382	3,259	(3.6)%
Access line equivalents(1)	32,075	33,326	33,343	0.1%
Wholesale network connections	132,324	149,043	152,101	2.1%

	For the Three Months
	Ended March 31,
	2010	2011
Total Revenues (in millions):	$25.8	$25.4
RLEC	$14.7	$14.2
CLEC	$11.1	$11.2

(1) We define access line equivalents as voice access lines and data access lines (including cable modems, digital subscriber lines, and dedicated data access trunks).

FINANCIAL DISCUSSION FOR FIRST QUARTER 2011:

Revenues
Total revenues decreased 1.6% in the three months ended March 31, 2011, to $25.4 million from $25.8 million in the three months ended March 31, 2010.  Declines from the traditional loss of RLEC voice access line related revenues were not fully offset by continued growth in CLEC and cable television revenues.

`	Three Months Ended March 31,		Change
	2010	2011	Amount	Percent
	(dollars in thousands)
Local services	$12,239	$12,006	$(233)	(1.9	) %
Network access	7,985	7,861	(124)	(1.6)
Cable television	666	753	87	13.1
Internet	3,511	3,455	(56)	(1.6)
Transport services	1,393	1,317	(76)	(5.5)
Total	$25,794	$25,392	$(402)	(1.6)

Local services revenue decreased 1.9% in the first quarter to $12.0 from $12.2 million in the quarter ended March 31, 2010.  A decrease of $0.3 million in basic services revenue and an increase of $0.1 million in hosted private branch exchange revenue comprised the change.   Network access revenue decreased 1.6% in the first quarter to $7.9 million from $8.0 million in the quarter ended March 31, 2010. The decrease of $0.1 million relates to lower NECA settlements.  Cable television revenue in the three months ended March 31, 2011,

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Otelco Reports First Quarter 2011 Results

May 4, 2011

increased 13.1% to $0.8 million from $0.7 million in the same period in 2010.  Growth in digital family packages of $0.1 million and revenue of $0.1 million associated with the conversion of our Missouri cable customers to satellite services was partially offset by a $0.1 million decrease in basic cable.  Internet revenue for the first quarter 2011 decreased 1.6% to stay at $3.5 million in both quarters ended March 31, 2011 and 2010. Growth in broadband data lines offset the loss of dial-up subscribers.  Transport services revenue decreased 5.5% to $1.3 million in the three months ended March 31, 2011 from $1.4 million for the same period in 2010.  The decrease of $0.1 million is due to pricing changes in the WAN transport market.

Operating Expenses
Operating expenses in the three months ended March 31, 2011, increased 0.7% to $20.1 million from $19.9 million in the three months ended March 31, 2010.  Cost of services and products increased 3.9% to $11.0 in the quarter ended March 31, 2011, from $10.6 million in the quarter ended March 31, 2010. A non-recurring accrual for the Universal Service Fund costs, start-up network costs in New Hampshire, and increased employee and benefit costs accounted for the $0.4 million increase in this category.  Selling, general and administrative expenses increased 3.0% to $3.3 million in the three months ended March 31, 2011, from $3.2 million in the three months ended March 31, 2010, primarily related to increased employee and benefit costs.    Depreciation and amortization for first quarter 2011 decreased 5.9% to $5.7 million from $6.1 million in first quarter 2010.  Amortization of intangible assets associated with the Country Road acquisition decreased $0.3 million, including contract and customer base intangible assets. The remaining decrease of $0.1 million reflected lower depreciation of plant assets in Alabama partially offset by an increase in depreciation in Missouri.

Interest Expense
Interest expense increased 3.0% to $6.2 million in the quarter ended March 31, 2011, from $6.0 million a year ago. The increase in interest expense is primarily driven by interest on the additional senior subordinated notes issued in the exchange of our Class B shares that occurred in June 2010.

Change in Fair Value of Derivatives
As a requirement of the existing senior debt, the Company has two interest rate swap agreements intended to hedge changes in interest rates on its senior debt. The swap agreements do not qualify for hedge accounting under the technical requirements of Accounting Standards Codification 815. Changes in value for the two swaps are reflected in change in the fair value of derivatives on the income statement and have no impact on cash. Over the life of the swaps, the change in value will be zero, with no impact on Adjusted EBITDA or operations.  The value of the swap liability decreased $0.5 million in first quarter 2011 compared to an increase in the value of the swap liability of $0.9 million in the first quarter of 2010.

Adjusted EBITDA
Adjusted EBITDA for the three months ended March 31, 2011, was $11.4 million compared to $12.3 million for the same period in 2010 and $12.8 million in the fourth quarter of 2010.  See financial tables for a reconciliation of Adjusted EBITDA to net income (loss).

Balance Sheet
As of March 31, 2011, the Company had cash and cash equivalents of $18.5 million compared to $18.2 million at the end of 2010.  The Company intends to make a $0.4 million voluntary prepayment in May 2011 on its senior long-term notes payable, reducing the balance to $162.0 million. This represents a combined reduction of $11.5 million since October 2008. The first quarter distribution of $5.6 million in interest and dividends to our shareowners, and $0.3 million in interest to our bond holders, occurred on March 30, 2011.  This represents the twenty-fifth consecutive quarterly distribution since going public in December 2004.

Capital Expenditures
Capital expenditures were $2.8 million for the quarter as the Company continues to grow and invest in its infrastructure.  The Company is adding a softswitch in Alabama, while continuing to expand its CLEC capabilities in Maine, Massachusetts and New Hampshire; enhancing DSL and wireless broadband capacity; and expanding IPTV capability in Alabama.

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Otelco Reports First Quarter 2011 Results

May 4, 2011

First Quarter Earnings Conference Call
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Thursday, May 5, 2011, at 11:00 a.m. ET.  To participate in the call, participants should dial (719) 325-2363 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company's website at www.OtelcoInc.com  or www.earnings.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days.  A one-week telephonic replay may also be accessed by calling (719) 457-0820 and using the passcode 1353922.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With more than 99,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports First Quarter 2011 Results

May 4, 2011

OTELCO INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2010	2011
Assets		(unaudited)
Current assets
Cash and cash equivalents	$18,226,374	$ 18,473,509
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $230,752 and $238,321, respectively	4,406,257	4,206,972
Unbilled receivables	2,161,277	2,156,605
Other	3,257,882	3,639,031
Materials and supplies	1,817,311	1,879,897
Prepaid expenses	1,305,028	1,072,212
Deferred income taxes	626,267	626,267
Total current assets	31,800,396	32,054,493

Property and equipment, net	63,887,213	62,824,961
Goodwill	188,190,078	188,190,078
Intangible assets, net	25,934,042	24,123,076
Investments	1,967,095	1,960,718
Deferred financing costs	5,757,825	5,415,801
Deferred income taxes	4,415,097	4,415,097
Other assets	183,946	169,760
Total assets	$322,135,692	$ 319,153,984

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$768,055	$ 445,386
Accrued expenses	6,885,748	7,106,276
Advance billings and payments	1,595,133	1,579,693
Deferred income taxes	353,285	353,285
Customer deposits	172,479	184,069
Total current liabilities	9,774,700	9,668,709
Deferred income taxes	42,512,576	42,512,575
Interest rate swaps	2,471,331	1,965,176
Advance billings and payments	656,968	646,622
Other liabilities	368,349	359,547
Long-term notes payable	271,595,855	271,571,060
Total liabilities	327,379,779	326,723,689

Stockholders' Deficit
Class A Common Stock, $.01 par value-authorized 20,000,000 shares;
issued and outstanding 13,221,404 shares	132,214	132,214
Additional paid in capital	921,718	-
Retained deficit	(6,298,019)	(7,701,919)
Total stockholders' deficit	(5,244,087)	(7,569,705)
Total liabilities and stockholders' deficit	$322,135,692	$ 319,153,984

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Otelco Reports First Quarter 2011 Results

May 4, 2011

OTELCO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2010	2011

Revenues	$25,794,209	$25,392,000

Operating expenses
Cost of services and products	10,610,193	11,020,212
Selling, general and administrative expenses	3,230,996	3,327,057
Depreciation and amortization	6,084,291	5,724,018
Total operating expenses	19,925,480	20,071,287

Income from operations	5,868,729	5,320,713

Other income (expense)
Interest expense	(5,988,642)	(6,170,131)
Change in fair value of derivatives	(886,170)	506,155
Other income	358,832	349,349
Total other expenses	(6,515,980)	(5,314,627)

Income (loss) before income tax	(647,251)	6,086
Income tax (expense) benefit	261,595	(1,432)

Net income (loss) available to common stockholders	$(385,656)	$4,654

Weighted average shares outstanding:
Basic	12,676,733	13,221,404
Diluted	13,221,404	13,221,404
Basic net income (loss) per share	$(0.03)	$-
Diluted net income (loss) per share	$(0.03)	$-

Dividends declared per share	$0.18	$0.18

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Otelco Reports First Quarter 2011 Results

May 4, 2011

OTELCO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Three months ended
	March 31,
	2010	2011
Cash flows from operating activities:
Net income (loss)	$(385,656)	$4,654
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	3,572,918	3,522,652
Amortization	2,511,373	2,201,365
Amortization of debt premium	(22,086)	(24,795)
Amortization of loan costs	337,976	342,024
Change in fair value of derivatives	886,170	(506,155)
Provision for uncollectible revenue	77,045	62,747
Changes in assets and liabilities; net of assets and liabilities acquired:
Accounts receivables	365,460	(215,112)
Material and supplies	(86,159)	(62,586)
Prepaid expenses and other assets	(26,503)	220,510
Income tax receivable	389,486	-
Accounts payable and accrued liabilities	(187,900)	(102,141)
Advance billings and payments	18,706	(25,786)
Other liabilities	10,351	2,788

Net cash from operating activities	7,461,181	5,420,165

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(1,753,170)	(2,842,757)

Net cash used in investing activities	(1,753,170)	(2,842,757)

Cash flows used in financing activities:
Cash dividends paid	(2,234,274)	(2,330,273)

Net cash used in financing activities	(2,234,274)	(2,330,273)

Net increase in cash and cash equivalents	3,473,737	247,135
Cash and cash equivalents, beginning of period	17,731,044	18,226,374

Cash and cash equivalents, end of period	$21,204,781	$18,473,509

Supplemental disclosures of cash flow information:
Interest paid	$5,569,134	$5,908,353

Income taxes paid (received)	$(326,486)	$122,895

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